                                                                    Exhibit 10.3

                                    FORM OF
                         TRANSITIONAL SERVICES AGREEMENT


            TRANSITIONAL SERVICES AGREEMENT (this "Agreement"), dated as of ____________, 1998, is between American Banknote Corporation ("Parent"), a Delaware corporation, and American Bank Note Holographics, Inc. ("ABNH"), a Delaware corporation.

            WHEREAS, Parent, a public company whose common shares are traded on the New York Stock Exchange, directly owns 100% of the issued and outstanding shares of common stock of ABNH;

            WHEREAS, the Board of Directors of Parent has determined that it is appropriate and desirable for Parent to sell for its account by means of an initial public offering by ABNH all of the shares of ABNH common stock owned by Parent (the "IPO");

            WHEREAS, Parent and ABNH are parties to a Separation Agreement, dated as of [ ], 1998 (the "Separation Agreement"), which sets forth certain agreements between the parties in connection with the Separation (as defined in the Separation Agreement); and

            WHEREAS, Parent and ABNH have determined that it is necessary and desirable to make certain agreements regarding services to be provided by Parent to ABNH for a specified period following the closing of the IPO;

            NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

      1. Capitalized terms used and not otherwise defined herein will have the respective meanings set forth in the Separation Agreement.

      2. For a term commencing on the Closing Date and continuing for a period of one year thereafter (the "Agreement Term"), Parent will provide to ABNH the services described on Exhibit A hereto, and such other services, if any, as may be agreed to in writing by the parties (the "Services").

      3. The fees for the performance of the Services will be equal to Parent's cost thereof (which shall include both direct out-of-pocket expenses incurred in the performance of the Services and a pro rata allocation of the compensation of Parent's personnel performing such Services). Payment for the Services will be made on a monthly basis, due promptly upon receipt of any invoice from Parent setting forth the amounts due. Notwithstanding the foregoing, any third-party fees and expenses incurred in connection with the performance of the Services will not be the responsibility of Parent, but will be submitted to ABNH and paid directly by it.

      4. (a) Following any termination of this Agreement upon the expiration of the Agreement Term or otherwise, ABNH shall be liable under Section 3 above with respect to any Services performed during the Agreement Term, and shall continue to be liable indefinitely under Section 5 below.

      (b) This Agreement shall automatically be terminated in the event that the Separation Agreement is terminated and the IPO abandoned prior to the Closing Date. In the event of such termination, neither party shall have any liability of any kind to the other party pursuant to this Agreement (provided that nothing in this Section 4(b) shall affect any obligation either party may have other than pursuant to this Agreement, in respect of normal intercompany charges or otherwise).

      5. ABNH shall indemnify, defend and hold harmless Parent, each person that is an affiliate of Parent at any time following the Closing Date, and each of their respective directors, officers employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Parent Indemnitees"), from, against and in respect of (and shall on demand advance to the indemnified party funds in respect of), any and all claims, losses, demands, actions, suits, expenses (including reasonable attorneys' fees), damages, obligations and liabilities ("Liabilities") of the Parent Indemnitees relating to, arising out of or resulting from this Agreement or the Services to be performed hereunder; provided that the foregoing indemnification shall not apply to the extent of any Liabilities found to result solely from the gross negligence or willful misconduct by such Parent Indemnitee, as established in a final, non-appealable judgment of a court of competent jurisdiction. The terms of this Section 5 shall survive indefinitely following the expiration of the Agreement Term.

      6. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws thereof. This Agreement may not be modified or amended except by an agreement in writing signed by the parties hereto. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement may not be assigned by either party without the written consent of the other party. This Agreement, and the Separation Agreement and the other agreements and documents referred to in the Separation Agreement, constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. All notices and other communications hereunder shall be in writing and shall be delivered by hand or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for either party as such party may specify by like notice to the other party) and shall be deemed given on the date on which such notice is actually received:

            If to Parent, to:       Secretary
                                    American Banknote Corporation
                                    200 Park Avenue
                                    New York, NY 10166

            If to ABNH, to:         Secretary
                                    American Bank Note
                                    Holographics, Inc.
                                    399 Executive Boulevard
                                    Elmsford, NY 10523


            IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed by its duly authorized officer as of the day and year first above written.


                              AMERICAN BANKNOTE CORPORATION


                              By:_______________________________
                              Name:
                              Title:

                              AMERICAN BANK NOTE HOLOGRAPHICS, INC.


                              By:_______________________________
                              Name:
                              Title:

                                                                       EXHIBIT A



                             SERVICES TO BE PROVIDED



1.    Tax planning and compliance.

2. Financial reporting (not including any SEC reporting or other reports to or filings with any third party).

3.    Risk management.

4.    Human resources.

5.    Legal and related services.

6. Miscellaneous general and administrative services reasonably requested from time to time within the scope of the services customarily provided to ABNH by Parent immediately prior to the Closing of the IPO.